Exhibit 99.1

Press Release & Investor Call

Remote Monitoring and Control Provider Acorn’s Nine-Month EPS Rose 35.7% to $0.57
Driven by 22% Revenue Increase; Investor Call today at 11am ET

Wilmington, DE – November 6, 2025 – Acorn Energy, Inc. (Nasdaq: ACFN), a provider of remote monitoring and control solutions for backup generators, gas pipelines and other critical infrastructure assets, announced results for its three and nine months ended September 30, 2025 (Q3’25 and 9M’25). Acorn will hold an investor call today at 11 a.m. ET (details below).

Summary Financial Results

($ in thousands)	Q3’25	Q3’24	Change	9M’25	9M’24	Change
Monitoring revenue	$1,560	$1,138	+37.1%	$4,149	$3,350	+23.9%
Hardware revenue	$918	$1,912	-52.0%	$4,952	$4,107	+20.6%
Total revenue (1)	$2,478	$3,050	-18.8%	$9,101	$7,457	+22.0%
Gross margin	78.5%	71.7%	+680bps	75.9%	73.0%	+290bps
Net income to stockholders	$252	$725	-65.2%	$1,436	$1,061	+35.3%
Net income per diluted share	$0.10	$0.29	-65.5%	$0.57	$0.42	+35.7%

(1)	All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrixTM, LLC.

CEO Commentary

Jan Loeb, Acorn’s CEO, commented, “Q3’25 hardware revenue decreased as we did not have any hardware sales from our cellphone provider contract during this quarter versus hardware revenue of $724,000 in Q3’24 related to sales from that contract. What was originally expected to be a two-year hardware rollout was predominantly fulfilled within 12 months as our customer requested faster hardware delivery which we were able to meet. Also impacting the year-over-year comparison was $215,000 in the amortization of deferred hardware revenue recorded in Q3’25 compared to $436,000 of amortization of deferred hardware revenue recorded in Q3’24. The amount of revenue recognized from the amortization of deferred revenue will continue to decrease as we have not deferred revenue from hardware sales since September 1, 2023 when we commenced selling hardware units that can be sold separable from our monitoring services. We expect all deferred hardware revenue to be fully amortized by August 2026. In addition, we have seen a slowdown in residential deployments in 2025 which we believe is primarily the result of relatively high interest rates, fewer weather events and economic uncertainty on consumer decision making.

“We have been working on several initiatives to continue to grow our revenue since the critical mass of hardware sales from the cellphone provider contract has been fulfilled. While these efforts have long lead times, we remain confident in the potential for additional larger-scale deployment opportunities. We have realized $3.9M of hardware revenue and $343,000 in monitoring revenue, since inception, from the cellphone provider contract and believe there is potential to receive additional purchase orders in the future.

“On the plus side, our monitoring revenue rose 37.1% to a company record of $1.56M in Q3’25 and 23.9% to a company record of $4.15M in the 9M’25 period. These increases reflect the continued expansion of our installed base of remote monitoring end points. This predictable, high-margin, recurring revenue stream is the core value driver of our business. Our large cellphone provider contract contributed $148,000 of monitoring revenue in Q3’25, while none was contributed from that contract in Q3’24.

“Our Q3’25 gross profit margin rose to 78.5%, compared to 71.7% in Q3’24, as it benefitted from a significantly higher proportion of higher-margin monitoring revenue in our revenue mix. In the first nine months of 2025, our gross margin improved to 75.9% vs. 73.0% in the year-ago period. The improvement reflects the benefit of growing revenue on a largely fixed cost structure, as well as ongoing progress we are making in improving our hardware product margins.

“We completed our uplisting to the Nasdaq Capital Market in Q3’25. This is a significant milestone for Acorn as it underscores our financial and operational progress, while enhancing the liquidity and the visibility of our shares before a broader base of potential investors. We also expect the benefits of our Nasdaq listing to support our M&A efforts by providing a more respected and liquid market for our common stock, should we wish to use shares to fund a transaction. We incurred $110,000 in expenses during Q3’25 related to the uplisting, which includes NASDAQ application and listing fees and related legal fees.

“We continue to advance discussions with OEMs regarding potential strategic relationships, including the bundling of our solution with their products to extend our market reach. We also continue to evaluate and pursue acquisition opportunities that include a monitoring component that aligns with our business model. These initiatives tend to have long lead times and outcomes that are hard to predict, but they remain an important aspect of our efforts to drive long-term accretive growth.

“To maintain our technology and solution leadership, we continually invest in enhancing our solutions as well as in new product development. We recently began beta testing our next-generation monitors – including Omni for the residential market and OmniPro for commercial and industrial applications. New features include a smaller size, real-time diagnostics, remote exercise programming, and compliance reporting. Design innovations have reduced installation time and service costs, while enhancing reliability and further strengthening our value proposition. Based on customer feedback, we also redesigned and began the beta testing of RADTM EX, an enhanced version of our RADTM (Remote Alternating Current Mitigation Disconnect) product for the pipeline segment. This product remotely disconnects/connects AC mitigation tools, enabling increased employee safety, as well as substantial cost reductions.

“We expect secular trends, such as increasing adoption of IoT connected devices, real-time data collection, demand for predictive maintenance and data analysis, compliance and reporting requirements, and growing energy demand from AI, data centers and other sources to provide a long-term tailwind for our business. With this backdrop and the proactive initiatives outlined, we feel Acorn continues to be well-positioned to deliver long-term top and bottom line growth in the coming years. Accordingly, we continue to target 20% average top line growth over the next three-to-five years with approximately 50% of incremental revenue dropping to operating income. Given the timing and impact of orders, however, we will continue to experience variability in our quarterly results.”

Financial Review

Q3’25 revenue decreased $572,000 (18.8%) to $2,478,000 versus $3,050,000 in Q3’24, primarily due to $148,000 of total revenue from the material cellphone provider contract in Q3’25 vs. $724,000 in Q3’24. As compared to Q3’24, recurring monitoring revenue grew 37.1% to $1,560,000 in Q3’25, while hardware revenue decreased by 52.0% to $918,000 in Q3’25. Through the first nine months of 2025, total revenue grew 22% to $9,101,000 versus $7,457,000 in the comparable prior-year period, reflecting a 23.9% increase in monitoring revenue and a 20.6% increase in hardware revenue.

Acorn’s Q3’25 gross profit of $1,945,000 reflected gross margin of 78.5%, compared to a Q3’24 gross profit of $2,187,000 and gross margin of 71.7%. The gross margin increase reflected a significantly higher proportion of monitoring revenue vs. lower-margin hardware revenue in Q3’25 vs. Q3’24.

Operating expenses increased 24.8% to $1,786,000 in Q3’25 vs. $1,431,000 in Q3’24, primarily due to a $322,000 increase in selling, general and administrative (SG&A) expenses and a $33,000 increase in research and development (R&D) expenses. The SG&A increase reflects a $210,000 increase in corporate expenses and an $86,000 increase in personnel expenses due to staff additions and increased compensation. Corporate expenses included $110,000 of expenses related to uplisting to NASDAQ, a $60,000 increase in tax professional fees, as well as a $40,000 increase in other public company expenses and stock compensation. Higher R&D expense reflects the increase of staff in the engineering department in Q4’24, annual salary increases, investment in next-generation monitoring products and the exploration of new products and new product lines.

Lower revenue and higher costs led to Q3’25 net income attributable to Acorn stockholders of $252,000, or $0.10 per diluted share, vs. Q3’24 net income of $725,000, or $0.29 per diluted share. For the first nine months of 2025, higher revenue and operating leverage drove an improvement in net income to $1,436,000, or $0.57 per share, vs. $1,061,000, or $0.42 per share, in the first nine months of 2024.

As of Q4’24, Acorn began reporting on a fully-taxable basis though its earnings are largely shielded from federal income taxes on a cash basis due to its substantial net operating loss carryforwards. Income tax expense was $331,000, or $0.10 per share, for the first nine months of 2025, compared to $67,000, or $0.03 per share, in the prior-year period. Q3’25 included a federal income tax benefit of $84,000 offset by an increase in state tax expense of $19,000. The federal income tax benefit was due to an increase in the projected utilization of net operating losses prior to expiration based on changes to projected taxable income and the limitations under IRC Sec. 382.

Liquidity and Cash Flow

Acorn’s cash position increased to $4,167,000 at the close of Q3’25, compared to $2,326,000 at year-end 2024 and $2,153,000 at September 30, 2024. Excluding deferred revenue of $3,158,000 and deferred cost of goods sold of $134,000, which have no impact on future cash flows, net working capital improved to $5,813,000 at September 30, 2025 from $4,230,000 at December 31, 2024 and $3,342,000 at September 30, 2024.

Through the first nine months of 2025, Acorn generated $1,795,000 of net cash from operating activities, used $25,000 in investing activities and received proceeds of $71,000 from financing activities, including the exercise of stock options less the cost of stock repurchases. Acorn’s $1,841,000 net increase in cash in the first nine months of 2025 is more than double the $704,000 increase generated in the first nine months of 2024.

Investor Call Details

Date/Time:	Thursday, November 6th at 11:00 a.m. ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix serves tens of thousands of commercial and residential customers, including over 25 Fortune/Global 500 companies, supporting cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state, and municipal government facilities and residential backup generators.

OmniMetrix’s proven, cost-effective solutions make critical systems more reliable and also enable automated “demand response” electric grid support via enrolled backup generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There are no assurances that Acorn will be successful in growing its business, increasing its revenue, increasing profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

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Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE DATA)

	Nine months ended September 30,		Three months ended September 30,
	2025	2024	2025	2024

Revenue	$9,101	$7,457	$2,478	$3,050
COGS	2,191	2,014	533	863
Gross profit	6,910	5,443	1,945	2,187
Operating expenses:
Research and development (R&D) expenses	823	698	267	234
Selling, general and administrative (SG&A) expenses	4,377	3,653	1,519	1,197
Total operating expenses	5,200	4,351	1,786	1,431
Operating income	1,710	1,092	159	756
Interest income, net	85	53	34	20
Income before income taxes	1,795	1,145	193	776
Provision for (benefit from) income taxes	331	67	(65)	42
Net income	1,464	1,078	258	734
Non-controlling interest share of income	(28)	(17)	(6)	(9)
Net income attributable to Acorn Energy, Inc. stockholders	$1,436	$1,061	$252	$725

Net income per share attributable to Acorn Energy, Inc stockholders – basic and diluted
Basic	$0.58	$0.43	$0.10	$0.29
Diluted	$0.57	$0.42	$0.10	$0.29
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. stockholders – basic and diluted
Basic	2,494	2,487	2,509	2,487
Diluted	2,538	2,504	2,554	2,511

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of September 30, 2025	As of December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash	$4,167	$2,326
Accounts receivable, net	1,005	1,933
Inventory	1,170	436
Other current assets	238	288
State income tax receivable	—	10
Deferred cost of goods sold (COGS)	134	406
Total current assets	6,714	5,399
Property and equipment, net	422	505
Right-of-use assets	1,005	84
Deferred COGS	—	70
Other assets	113	103
Deferred tax assets	4,180	4,435
Total assets	$12,434	$10,596
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$348	$297
Accrued expenses	229	290
Deferred revenue	3,158	3,521
Current operating lease liabilities	116	98
Other current liabilities	28	59
State income tax payable	46	19
Total current liabilities	3,925	4,284
Long-term liabilities:
Deferred revenue	319	712
Noncurrent operating lease liabilities	930	—
Other long-term liabilities	26	24
Total liabilities	5,200	5,020
Commitments and contingencies
Equity:
Acorn Energy, Inc. stockholders
Common stock - $0.01 par value per share: Authorized - 42,000,000 shares; issued - 2,555,717 at September 30, 2025 and 2,541,308 at December 31, 2024; outstanding - 2,504,626 at September 30, 2025 and 2,491,130 at December 31, 2024	25	25
Additional paid-in capital	103,618	103,405
Accumulated stockholders’ deficit	(93,418)	(94,854)
Treasury stock, at cost – 51,091 shares at September 30, 2025 and 50,178 at December 31, 2024	(3,052)	(3,036)
Total Acorn Energy, Inc. stockholders’ equity	7,173	5,540
Non-controlling interests	61	36
Total equity	7,234	5,576
Total liabilities and equity	$12,434	$10,596

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) (IN THOUSANDS)

	Nine months ended September 30,
	2025	2024
Cash flows provided by operating activities:
Net income	$1,464	$1,078
Depreciation and amortization	85	91
Deferred tax expense	255	—
Decrease in the provision for credit loss	—	(7)
Impairment of inventory	15	21
Non-cash lease expense	99	97
Stock-based compensation	126	52
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	928	(351)
(Increase) decrease in inventory	(749)	282
Decrease in deferred COGS	341	644
Decrease in other current assets and other assets	40	37
Decrease in state income tax receivable	10	—
Decrease in deferred revenue	(756)	(1,200)
Decrease in operating lease liability	(72)	(108)
Increase in state income tax payable	27	—
(Decrease) increase in accounts payable, accrued expenses, other current liabilities and non-current liabilities	(18)	103
Net cash provided by operating activities	1,795	739

Cash flows used in investing activities:
Investments in technology	(13)	(44)
Leasehold improvements	(4)	—
Patents	(1)	—
Purchases of furniture and equipment	(7)	(4)
Net cash used in investing activities	(25)	(48)

Cash flows provided by financing activities:
Stock repurchases held in Treasury	(16)	—
Stock option exercise proceeds	87	13
Net cash provided by financing activities	71	13

Net increase in cash	1,841	704
Cash at the beginning of the period	2,326	1,449
Cash at the end of the period	$4,167	$2,153

Supplemental cash flow information:
Cash paid during the year for:
Interest	$—	$1
Income Taxes	$39	$2
Non-cash investing and financing activities:
Right-of-use assets	$1,025	—
Operating lease liability	1,025	—
Accrued preferred dividends to former CEO of OmniMetrix	$3	$3